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                    WANG LABORATORIES, INC. AND SUBSIDIARIES
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                           EXHIBIT 12.1 - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                         (Dollars in millions except ratios)
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                                                                                                      Predecessor Company
                                                                                              -------------------------------------
                                             Three months     Year      Year     Nine months  Three months      For the year ended
                                                ended        ended      ended       ended        ended               June 30,
                                             September 30,  June 30,   June 30,    June 30,   September 30,   ----------------------
                                                 1996        1996       1995        1994          1993          1993           1992
                                             ------------   --------   --------   ----------  -----------     ----------------------

FIXED CHARGES
  Interest expense                             $  1.2       $  5.1      $  3.7       $ 3.5      $  1.2        $  15.0       $  44.6
  Portion of rent expense
    representative of interest                    2.5          9.4         5.9         5.6         2.7            9.7          19.1
                                               ------       ------      ------       -----      ------        -------       -------
                                                  3.7         14.5         9.6         9.1         3.9           24.7          63.7

  Preferred dividend requirement                  5.8         37.7        14.5         8.7          --             --            --
                                               ------       ------      ------       -----      ------        -------       -------

Combined fixed charges and
    preferred dividend                           $9.5       $ 52.2      $ 24.1       $17.8      $  3.9        $  24.7       $  63.7
                                               ======       ======      ======      ======      ======        =======       =======


EARNINGS
  Income (loss) from continuing
    operations before income
    taxes, discontinued operations,
    fresh-start reporting adjustment
    and extraordinary item                     $(26.4)(1)   $ 10.4(2)   $(57.7)(3)   $20.4      $(22.6)       $(197.2)      $(346.5)

  Fixed charges per above                         3.7         14.5         9.6         9.1         3.9           24.7          63.7
                                               ------       ------      ------       -----      ------        -------       -------
                                               $(22.7)       $24.9      $(48.1)      $29.5      $(18.7)       $(172.5)      $(282.8)
                                               ======       ======      ======       =====      ======        =======       =======

Ratio of earnings to combined
  fixed charges and preferred dividends            --           --          --         1.7          --             --            --
                                               ======       ======      ======       =====      ======        =======       =======

Coverage deficiency                            $(22.7)      $(27.3)     $(48.1)         --      $(18.7)       $(172.5)      $(282.8)
                                               ======       ======      ======       =====      ======        =======       =======



(1)  Includes $29.1 million of integration-related costs and other charges.

(2)  Includes $27.2 million of integration-related costs.

(3) Includes $64.2 million of integration-related costs and other charges. Restated to include Avail Systems Corporation which was acquired December 18, 1995 and accounted for using the pooling of interests method.
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